Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 23, 2018